EXHIBIT 10.2

TERM NOTE

$3,000,000.00	Chicago, Illinois
September 4, 2009

FOR VALUE RECEIVED, The Wood Energy Group, Inc., a Missouri corporation (“Maker”) promises to pay to the order of Fifth Third Bank, a Michigan banking corporation (“Bank”) at its offices at 222 South Riverside Plaza, 32nd Floor, Chicago, Illinois 60606 or at such other place as the holder of this Note may designate in writing to the Maker, on or before September 3, 2014, the principal sum of Three Million and No/100 Dollars ($3,000,000.00).  This Note represents the Term Loan made to the Maker by the Bank pursuant to, and is governed by, a certain Loan and Security Agreement made by and between the Maker and the Bank dated as of even date herewith, as the same may be amended from time to time (the “Loan Agreement”), the terms of which are incorporated by reference and made a part of this Note as though fully set out herein.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.  The outstanding amount of the Term Loan as shown on the books and records of the Bank shall be considered correct and conclusively binding on the Maker absent manifest error.

The Maker shall repay the principal amount of the Term Loan, and shall pay interest thereon, as provided in the Loan Agreement.  Principal amounts repaid on the Term Loan may not be borrowed again.

All payments received from the Maker hereunder shall be applied by the Bank in accordance with the terms of the Loan Agreement.

This Note and any renewals and extensions hereof, and any other Obligations of the undersigned to the Holder hereof (the term “Holder” shall include the Bank and any subsequent holder hereof) due or to become due, now existing or hereafter contracted, and howsoever acquired by the Holder, are secured in the manner described in the Loan Agreement.

This Note is issued under the Loan Agreement and this Note and the Holder are entitled to all of the benefits provided for by the Loan Agreement or referred to therein, to which Loan Agreement reference is made for a statement thereof.  Pre-payments may be made hereon only at the times, in the events and in the manner provided in the Loan Agreement.

All unpaid amounts owing on this Note or on any other Obligations immediately shall become due and payable at the option of the Holder, without notice or demand, upon the occurrence of any Event of Default.

In the event of default in the payment of any sums due under this Note, the Maker hereby agrees that the Bank may offset all money, bank or other deposits or credits now or hereafter held by the Bank or owed by the Bank to Maker against all amounts due under this Note or against any other amounts which may be due the Bank from the Maker.

 No clause or provision contained in this Note or any documents related hereto shall be construed or shall so operate (a) to raise the interest rate set forth in this Note above the lawful maximum, if any, in effect from time to time in the applicable jurisdiction for loans to borrowers of the type, in the amount, for the purposes, and otherwise of the kind contemplated, or (b) to require the payment or the doing of any act contrary to law, but if any clause or provision contained herein shall otherwise so operate to invalidate this Note, in whole or in part, then (i) such clauses or provisions shall be deemed modified to the extent necessary to be in compliance with the law, or (ii) to the extent not possible, shall be deemed void as though not contained and the remainder of this Note and such document shall remain operative and in full force and effect.

All makers and any endorsers, guarantors, sureties, accommodation parties and all other persons liable or to become liable for all or any part of this indebtedness, jointly and severally waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity and also recourse or suretyship defenses generally; and they also jointly and severally hereby consent to any and all renewals, extensions or modifications of the terms of this Note, including time for payment, and further agree that any such renewals, extensions or modifications of the terms of this Note or the release or substitution of any security for the indebtedness under this Note or any other indulgences shall not affect the liability of any of the parties for the indebtedness evidenced by this Note.  Any such renewals, extensions or modifications may be made without notice to any of said parties.

The Maker shall be liable to the Holder for all reasonable costs and expenses incurred in connection with collection, whether by suit or otherwise, of any amount due under this Note, including, without limitation, attorneys’ fees, as more fully set forth in the Loan Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Illinois.

The Wood Energy Group, Inc.,		Fifth Third Bank,
a Missouri corporation		a Michigan banking corporation

By:	/s/ Gary O. Marino	By:	/s/ Craig Schuth
Its:	Chairman and Chief Executive Officer	Its:	Vice President